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                                                                 EXHIBIT (10)(b)

H&R Block, Inc.                       Richard H. Brown
4410 Main Street                      President and
Kansas City, Missouri  64111          Chief Executive Officer
(816) 932-7577
Fax (816) 753-8628

                                      December 20, 1995

BY FAX (610-525-7947) AND BY OVERNIGHT DELIVERY

Mr. George T. Robson
300 Caversham Road
Bryn Mawr, Pennsylvania  19010

Dear George:

I am delighted you have accepted my offer of employment as Chief Financial Officer of H&R Block, Inc. and I offer my sincere congratulations. I am looking forward to working with you.

As is the case with other officers of the parent holding company, your actual employer will be HRB Management, Inc. ("HRB"), an indirect wholly owned subsidiary of H&R Block, Inc. ("Block"). We have agreed that your employment with HRB will commence on January 15, 1995, or on such earlier date as you are able to leave your current employment and assume your responsibilities at Block. This letter will confirm the various matters that we have discussed relating to your compensation.

1. You will receive a base annual salary of $400,000, with a review of your salary by the Compensation Committee of the Board of Directors in June 1996 and any resulting adjustment effective in September 1996.

2. You will participate in the H&R Block Management Incentive Plan for fiscal year 1996 (the year ended April 30, 1996), with a target bonus amount for such year of $230,000. You will be paid $100,000 of such bonus on the effective date of your employment by HRB and the $100,000 is nonforfeitable. Any remaining bonus earned will be paid following the close of Block's books for the fiscal year (usually on or about June 30). Under the Plan, the actual award can range from zero to 150% of the target bonus amount, depending upon the attainment of certain financial goals by Block. For purposes of the Management Incentive Plan for fiscal year 1996, you will be considered to have been employed since May 1, 1995, and your actual award will not be prorated.

3. You will be eligible to participate in the H&R Block Deferred Compensation Plan for Executives in accordance with the provisions of such Plan. The Plan allows you to defer up to 35% of your base salary each year and up to 100% of bonus compensation, subject to
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Letter to Mr. George T. Robson
December 20, 1995
Page 2

aggregate maximum deferrals for all years under the Plan of 280% of base salary. The Plan provides for a Company match of $.50 for each dollar deferred.

4. On the effective date of your employment, you will be granted an option to purchase 150,000 shares of Block Common Stock with an option price equal to the closing price for such stock on the New York Stock Exchange on the date of grant. The options will vest in one-third annual increments, commencing one year after the date of grant.

5. You will be eligible to participate in the H&R Block Executive Survivor Plan. The ESP provides for basic term life insurance coverage at Company expense in an amount equal to three times your base salary. You also have the opportunity to obtain supplemental coverage equal to two times your base salary, at reasonable premiums, and to prepay post-retirement premiums.

6. You will be protected against an involuntary "Change of Control" of Block, should such a Change of Control occur during the five-year period following the commencement of your employment with HRB. If at any time during the one-year period following such involuntary Change of Control, your employment is terminated without "cause" under Block's or HRB's policies in existence immediately prior to the Change of Control, or if you terminate your employment for any reason (or no reason) during the 60-day period following such involuntary Change of Control of Block, certain elements of your compensation will continue.

HRB will continue to pay your base salary for a two-year period following such termination, HRB will pay to you bonus compensation for the fiscal year in which the termination occurs and for the fiscal year following the year of termination, such bonus compensation to be equal to the target award amount for the year in which the termination occurs, vesting of nonvested stock options will accelerate and all stock options may be exercisable for three months following termination, and HRB will continue health, life and disability insurance benefits for up to two years following the termination to the extent that you do not obtain similar benefits from another party.

An involuntary Change of Control means (i) acquisition of beneficial ownership of 50% or more of Block's voting securities by an individual, entity or group other than Block or any of its affiliates without the prior approval of the Board of Directors of Block, or (ii) turnover of more than a majority of the directors on the Board of Directors of Block as a result of a proxy contest or series of proxy contests under the Securities and Exchange Commission proxy rules.

On the fifth anniversary of your employment by HRB, Block will consider and discuss with you the possible extension of the Change of Control provisions.
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Letter to Mr. George T. Robson
December 20, 1995
Page 3

7. HRB provides to the officers of Block an income tax return preparation benefit pursuant to which HRB will reimburse you for fees that you pay for income tax return preparation services. You may select H&R Block, its Executive Tax Service, or another firm as the preparer of your returns. HRB will also "gross up" the amount of the reimbursement to cover any additional taxes that you will pay by virtue of the reimbursement of tax preparation fees.

8. HRB will provide to you at its expense a personal computer and a facsimile machine for use by you at your home during the term of your employment.

9. As an HRB employee, you will be eligible for a full range of employee benefits as per HRB's normal executive benefit program.

10. HRB will assist in your move to the Kansas City area in accordance with its normal relocation program, a copy of which is attached hereto. In addition, you will be paid a $10,000 allowance for incidental expenses related to your move to Kansas City.

If the foregoing reflects your understanding of the your compensation and benefits, please sign the acknowledgement below.

I am confident that your contribution to H&R Block's growth will be significant. We look forward to your joining our management team.


Sincerely,

/s/ Richard H. Brown





Acknowledgement:



/s/George T. Robson
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George T. Robson